EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT: Fred Lash Chief Financial Officer 908-766-5000 Investors: Jonathan Birt / Lanie Marcus Media: Sean Leous Financial Dynamics 212-850-5600

HOOPER HOLMES ANNOUNCES 2004 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

BASKING RIDGE, NJ, March 1, 2005 - Hooper Holmes, Inc. (AMEX:HH) today reported financial results for the fourth quarter and full year ended December 31, 2004.

Total revenues for the quarter increased 9.1% to $82.5 million from $75.6 million in the fourth quarter of 2003, reflecting the strong performance of Medicals Direct Group, InfoLink and Heritage Labs as well as $6.9 million in revenues from the Company’s acquisitions of MAAS, Allegiance Health and MEG, all of which occurred subsequent to December 31, 2003.

Cost cutting initiatives implemented in the second quarter of 2004 benefited the Company’s operating performance. However, such benefits were offset in the fourth quarter by continued revenue declines in the Company’s core Portamedic examination business. In addition, $0.7 million (approximately $0.01 per diluted share) of after-tax Sarbanes-Oxley compliance costs and residual costs related to the Company’s completed audit committee investigation impacted the Company’s performance during the fourth quarter of 2004. For the 2004 fourth quarter, operating profit was $4.1 million compared to $5.0 million in the fourth quarter of the prior year. Fourth quarter net income was $1.9 million, or $0.03 per diluted share, compared to $2.8 million, or $0.04 per diluted share in the 2003 fourth quarter.

Revenues for the Company’s Health Information Division (“HID”), formerly the Health Information Business Unit (“HIBU”) grew 5.1% to $71.2 million in the 2004 fourth quarter compared to $67.7 million in the fourth quarter of 2003.

The HID’s fourth quarter 2004, compared to fourth quarter 2003, performance reflects:

•	Medicals Direct’s increase in revenues of 38% to $11.2 million from $8.1 million a year earlier, attributed to aggressive expansion efforts, select small acquisitions, exceptional customer service and continued client outsourcing of policy underwriting;

•	Infolink’s 16% revenue growth;

•	Heritage Labs’ 9% revenue growth, indicating increased market share;

•	A 9% decline in Portamedic’s revenue to $45.0 million, due to ongoing industry softness and pricing pressure; and

•	The addition of Mid-America Agency Services, acquired in May 2004, which reported revenues of $3.7 million in the fourth quarter, an improvement of 5% over the third quarter of 2004.

Revenues for the Company’s Claims Evaluation Division (“CED”), formerly the Diversified Business Unit (“DBU”), increased approximately 43% to $11.3 million in the fourth quarter of 2004 from $7.9 million in the fourth quarter of 2003, as a result of positive revenue improvements from D&D Associates and revenue contributions of $3.2 million from the acquisitions of Allegiance Health and MEG.

Jim McNamee, Chairman, President and Chief Executive Officer of Hooper Holmes, stated, “Our fourth quarter results demonstrate the increased contribution of Medicals Direct, which has exceeded expectations. The management team of Medicals Direct will now be working more closely with the Company’s Portamedic examination business. This structural change will better position Hooper Holmes as a full service underwriting and claims management service company. As we move ahead in 2005, the Company is focused on growing its business and achieving improved operating leverage through a modified operating structure and strategic business initiatives.

“I was pleased with the progress of our cost cutting initiatives, in that we have maintained margins on lower revenues in the core paramedical business and we improved margins on a sequential basis in the CED; however, I believe there is more to be done to achieve stronger contributions in the quarters ahead.”

For the full year ended December 31, 2004, revenues increased 9.2% to $327.7 million from $300.2 million in the prior year. These year-over-year results reflect:

•	Medicals Direct’s increase in revenues of 82% to $41.2 million from $22.6 million a year earlier;

•	Infolink’s 28% revenue growth;

•	Heritage Labs’ 11% revenue growth;

•	A 9% decline in Portamedic’s revenue; and,

•	The addition of Mid-America Agency Services, acquired in May, 2004, which reported revenues of $9.4 million .

Net income was $10.7 million, or $0.16 per diluted share in 2004, compared to $15.8 million, or $0.24 per diluted share, in 2003. Net income in 2004 includes $.9 million after-tax associated with the Company’s independent audit committee investigation and $.8 million after-tax associated with compliance with the internal control provisions of the Sarbanes-Oxley Act.

Looking ahead, Mr. McNamee commented, “For the full year 2005, we expect to generate revenues in the range of $345 million to $355 million, reflecting revenue growth in all businesses except our core business. Additionally, we look to continue our cost cutting initiatives. As such, if our core examination business revenues stabilize, we expect diluted earnings per share to grow 15% to 20% above 2004 levels.”

Hooper Holmes will host a conference call today to discuss fourth quarter and full year results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes provides outsourced risk assessment services, including underwriting and claims management services, to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2004	2003	2004	2003
Revenues	$82,466	$75,609	$327,747	$300,182
Cost of operations	59,821	54,830	235,900	213,709

Gross profit	22,645	20,779	91,847	86,473

Selling, general and administrative expenses	18,567	15,743	72,972	59,679

Operating income	4,078	5,036	18,875	26,794

Other income (expense):
Interest expense	(182)	(173)	(742)	(443)
Interest income	104	185	355	768
Other expense, net	(81)	(145)	(347)	(820)

	(159)	(133)	(734)	(495)

Income before income taxes	3,919	4,903	18,141	26,299

Income taxes	2,009	2,122	7,431	10,452

Net income	$1,910	$2,781	$10,710	$15,847

Earnings per share:
Basic	$0.03	$0.04	$0.16	$0.24

Diluted	$0.03	$0.04	$0.16	$0.24

Weighted average number of shares:
Basic	65,089,440	64,803,095	64,996,778	64,773,346
Diluted	66,451,191	66,560,189	66,534,421	66,598,604

- MORE -

HOOPER HOLMES INC.

CONSOLIDATED BALANCE SHEETS

	12/31/04	12/31/03
ASSETS
Current Assets:
Cash and cash equivalents	$16,972,763	$18,651,019
Marketable securities	6,886,612	20,243,332
Accounts receivable, net	42,001,091	34,663,082
Other current assets	7,241,973	6,569,707

Total current assets	73,102,439	80,127,140

Property, plant and equipment:	36,739,824	33,004,834
Less: Accumulated depreciation and amortization	25,539,505	23,393,981

Property, plant and equipment, net	11,200,319	9,610,853

Goodwill	155,501,562	135,130,744
Intangible assets	35,379,597	29,617,156
Other assets	520,711	810,358

Total assets	$275,704,628	$255,296,251

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,067,034	$1,028,363
Accounts payable	14,701,048	12,106,987
Accrued expenses:
Salaries, wages and fees	1,105,224	1,478,189
Income taxes payable	2,511,423	3,116,446
Other	15,453,412	9,416,252

Total current liabilities	34,838,141	27,146,237

Long term debt, less current maturities	1,000,000	2,000,000
Other long term liabilities	3,881,090	4,554,160
Deferred income taxes	7,475,247	1,758,879
Minority interest	253,514	358,705

Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2004 and 2003.	2,699,963	2,699,963
Additional paid-in capital	126,085,383	127,487,718
Accumulated other comprehensive income	1,466,219	855,719
Retained earnings	115,423,834	108,613,932

	245,675,399	239,657,332

Less: Treasury stock at cost (2,297,995 and 2,662,151 shares)	17,418,763	20,179,062

Total stockholders’ equity	228,256,636	219,478,270

Total liabilities and stockholders’ equity	$275,704,628	$255,296,251

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